Exhibit 10.13

SECOND AMENDMENT AND RESTATEMENT OF PROMISSORY NOTE
July 31, 2019
New York, New York
This Second Amendment and Restatement of Promissory Note (as amended, modified and amended and restated from time to time, the “Promissory Note”) is effective as of the date hereof, by and between Baker Hughes, a GE company, LLC (together with its successors and permitted assigns, “Debtor”) and GE Oil & Gas US Holdings IV, Inc. (together with its successors and permitted assigns, “Creditor”, and together with Debtor, the “Parties”).
RECITALS
WHEREAS, Debtor and Creditor entered into that certain Promissory Note, dated as of July 3, 2017 (the “Original Promissory Note”), which was subsequently amended and restated by that certain Amended and Restated Promissory Note, dated as of October 26, 2017 (the “First A&R Promissory Note”);
WHEREAS, the Parties have agreed to take certain actions pursuant to the terms of the Transaction Structuring to allow efficient payment of the USD Note Amounts, the FX Note Amounts, the Discounted Note Amounts, the Target Repayment Amounts and the Specified Angola Amounts; and
WHEREAS, the Parties have agreed to provide Debtor further options in the settlement and payment of the USD Note Amounts, the FX Note Amounts, the Discounted Note Amounts, the Target Repayment Amounts and the Specified Angola Amounts, and accordingly, Debtor and Creditor have agreed to execute and deliver this Promissory Note.
NOW, THEREFORE, in consideration of the premises, the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows: the Parties hereby agree that the First A&R Promissory Note is hereby amended, restated and replaced in its entirety to read as follows:
USD NOTE AMOUNTS
FOR VALUE RECEIVED, the undersigned, Debtor HEREBY PROMISES TO PAY to the order of Creditor each principal amount listed in Annex A with respect to the corresponding Account listed in Annex A (each, a “USD Note Amount”), subject to the terms and conditions hereof. Debtor shall make a payment on a given USD Note Amount on or prior to each applicable Repayment Date in an amount equal to (A) any applicable Cash Amounts, plus (B) any applicable Deemed Amounts, plus (C) any applicable Interest Payment, minus (D) any applicable Cost Adjustments. Each payment of any part of a given USD Note Amount pursuant to the immediately preceding sentence shall reduce the principal amount of such USD Note Amount in an amount equal to the applicable Cash Amounts and Deemed Amounts, and Debtor shall continue to be obligated hereunder in respect of the remaining principal amount of such USD Note Amount and any accrued and unpaid interest thereon until the principal amount of such USD Note Amount and any accrued and unpaid interest thereon is reduced to $0.
Without limiting the other payment obligations under this Promissory Note, the principal amount of each USD Note Amount (plus any accrued and unpaid interest thereon) shall accrue interest thereon quarterly at the Interest Rate, and such accrued interest shall be repaid in accordance with the immediately preceding paragraph. “Interest Payment” means an amount equal to (A) the aggregate amount of such accrued interest, multiplied by a fraction equal to (B) (i) any Cash Amounts and Deemed Amounts actually repaid pursuant to the immediately preceding paragraph, over (ii) the principal amount of such USD Note Amount (for the avoidance of doubt, calculated without giving effect to the repayment of such Cash Amounts and Deemed Amounts) (plus any accrued and unpaid interest thereon).
Notwithstanding anything herein to the contrary, any Cash Amounts, Deemed Amounts, Cost Adjustments or Interest Payments that are related to any USD Note Amount and that are not denominated in Dollars shall, in connection with any repayment, be converted to Dollars on the applicable Repayment Date using the Currency Conversion Method.
FX NOTE AMOUNTS
FOR VALUE RECEIVED, the undersigned, Debtor HEREBY PROMISES TO PAY to the order of Creditor each principal amount listed in Annex B with respect to the corresponding Account listed in Annex B (each, a “FX Note Amount”), subject to the terms and conditions hereof. Debtor shall make a payment on a given FX Note Amount on or prior to each applicable Repayment Date in an amount equal to (A) any applicable Cash Amounts, plus (B) any applicable Deemed Amounts, minus (C) any applicable Cost Adjustments. Each payment of any part of a given FX Note Amount pursuant to the immediately preceding sentence shall reduce the principal amount of such FX Note Amount in an amount equal to the applicable Cash Amounts and Deemed Amounts, and Debtor shall continue to be obligated hereunder in respect of the remaining principal amount of such FX Note Amount until the principal amount of such FX Note Amount is reduced to $0.
From and after the date hereof, Debtor shall invest amounts in any Account related to an FX Note Amount only at the written direction of Creditor and then only in financial instruments that have been agreed between Debtor and Creditor in writing (such investments, “Investment Transactions”). Creditor and Debtor agree that for each Investment Transaction, the principal amount of the related FX Note Amount shall be increased in the Applicable Currency by any Increased Amounts related to such Investment Transaction and shall be decreased in the Applicable Currency by any Decreased Amounts related to such Investment Transaction.
From and after the date hereof, without Creditor’s written consent, Debtor shall not, and promptly upon Creditor’s written request Debtor shall, use amounts in any Account related to an FX Note Amount to enter into hedging transactions with respect to any amounts in such Account (such hedging transactions, together with any hedging transactions entered into in connection with amounts in Accounts related to an FX Note Amount in place on October 26, 2017, “Hedging Transactions”). Creditor and Debtor agree that for each Hedging Transaction, the principal amount of the related FX Note Amount shall be increased in the Applicable Currency by any Increased

Amounts related to such Hedging Transaction and shall be decreased in the Applicable Currency by any Decreased Amounts related to such Hedging Transaction.
Without limiting the other payment obligations under this Promissory Note, the principal amount of each FX Note Amount shall not accrue interest, and no interest shall be payable in respect thereof.
Notwithstanding anything herein to the contrary, any Cash Amounts, Deemed Amounts or Cost Adjustments that are related to any FX Note Amount and that are not denominated in Dollars shall, in connection with any repayment, be converted to Dollars on the applicable Repayment Date using the Currency Conversion Method.
DISCOUNTED NOTE AMOUNTS
FOR VALUE RECEIVED, the undersigned, Debtor HEREBY PROMISES TO PAY to the order of Creditor each principal amount listed in Annex C with respect to the corresponding Account listed in Annex C (each, a “Discounted Note Amount”), subject to the terms and conditions hereof. In furtherance and not by limitation of Debtor’s obligations in respect of any USD Note Amount or any FX Note Amount, including the right to receive payments on a Repayment Date, Creditor has agreed to grant Debtor a discount in respect of the Accounts set forth on Annex C that have not been converted to Deemed Amounts or Cash Amounts prior to the date hereof in consideration for the payment of the Discounted Note Amounts as provided herein. With respect to each Discounted Note Amount, on or prior to September 30, 2019, Debtor shall make a payment on each such Discounted Note Amount in an amount equal to (A) the principal amount of such Discounted Note Amount, minus (B) the total discount amount listed in Annex C with respect to such Discounted Note Amount (each, a “Discounted Note Amount Payment”); provided, however, (x) notwithstanding any other remedies available to Creditor either at law or equity, if Debtor fails to pay any Discounted Note Amount Payment by September 30, 2019, Debtor shall be obligated to pay to Creditor, in addition to such Discounted Note Amount Payment due, and without prejudice to the other obligations in this Promissory Note, interest on such Discounted Note Amount Payment at an interest rate of 2%, compounded monthly, accruing from October 1, 2019 through the date payment of such Discounted Note Amount is actually made and (y) Debtor shall not make a Discounted Note Amount Payment in respect of the Specified Algeria Amount and the Specified Poland Amount prior to September 30, 2019. Each Discounted Note Amount Payment made pursuant to this paragraph shall reduce the principal amount of the related Discounted Note Amount to $0.

Prior to the making of a Discounted Note Amount Payment with respect to the Specified Algeria Amount and the Specified Poland Amount pursuant to the immediately preceding paragraph, Creditor shall have the right, by providing written notice to Debtor, to reclassify the Specified Algeria Amount and the Specified Poland Amount as a Target Repayment Amount, in which case Creditor and Debtor shall reasonably cooperate to update Annex C and Annex D to reflect such reclassification. Promptly after the date hereof, and in any event prior to the making of a Discounted Note Amount Payment with respect to the Specified India Amount pursuant to the immediately preceding paragraph, Creditor shall have the right to reclassify all or a portion of the Specified India

Amount as a Target Repayment Amount with a Target Repayment Date of June 30, 2020, and Debtor shall reasonably cooperate to update Annex C and Annex D to reflect such reclassification, and Annex H shall be updated to include GE Oil & Gas India Private Limited with a Gain Recognition Tax Rate to be reasonably agreed by Creditor and Debtor. This paragraph is referred to herein as the “Reclassification Paragraph”.

The aggregate amount of certain transition Tax adjustments agreed by the Parties with respect to payments received by Creditor prior to the date hereof has been allocated to Discounted Note Amounts in Annex C.

OTHER PROVISIONS

In furtherance and not by limitation of Debtor’s obligations in respect of any USD Note Amount or any FX Note Amount, including the right to receive payments on each Repayment Date, Annex D sets forth certain USD Note Amount Accounts and FX Note Amount Accounts and target repayment dates (each, a “Target Repayment Date”) with respect to such amounts under such Accounts (the “Target Repayment Amounts”) (to the extent that a Repayment Date has not occurred with respect to such amounts prior to the Target Repayment Date set forth in Annex D). Debtor shall use its reasonable best efforts to convert such Target Repayment Amounts to Cash Amounts or Deemed Amounts so that the related USD Note Amounts and FX Note Amounts will be repaid by Debtor to Creditor by the applicable Target Repayment Dates set forth on Annex D. Notwithstanding the foregoing, without the prior written consent of (or written waiver thereof by) Creditor, in no event shall any USD Note Amount or FX Note Amount that is a Target Repayment Amount be converted to a Cash Amount prior to the completion of the Transaction Structuring. For the avoidance of doubt, if any Target Repayment Amount is not paid to Creditor by the applicable Target Repayment Date, the associated Account shall be paid in accordance with the provisions in respect of a USD Note Amount or an FX Note Amount, as applicable. Debtor agrees and acknowledges that with respect to any Discounted Note Amount, Target Repayment Amount and Specified Angola Amount, Debtor shall cause its applicable Subsidiary that controls the related Account to repay such amount to Creditor prior to such Subsidiary, directly or indirectly, repatriating any other cash of such Subsidiary in the related jurisdiction that is not in an Account.

In the event that Debtor reasonably determines that a conversion of a Target Repayment Amount that is held by an entity set forth in Annex H to a Cash Amount would result in gain recognition pursuant to section 301(c)(3) of the Internal Revenue Code of 1986, as amended (a “Gain Recognition”), Debtor shall provide a written notice to Creditor no later than 30 days prior to the relevant Target Repayment Date (or with respect to a Specified Angola Amount, no later than 30 days prior to the relevant Repayment Date) (the “Gain Notice” and each such noticed amount, a “Managed Amount”). The Gain Notice shall set forth the basis of such determination, the estimated amount of Gain Recognition and such other reasonable information and data necessary for Creditor to evaluate and confirm such determination and such estimate. At Creditor’s request made within 10 days of receipt of the Gain Notice (a “Structuring Request”), the Steering Committee shall use reasonable best efforts, during the 80 days following the date of the Structuring Request (the “Structuring Period”), to identify structuring options for the conversion of the Managed Amount to a Deemed Amount or a Cash Amount that (i) reduce in whole or in part Gain Recognition and

(ii) would not result in more than de minimis Implementation Costs to Debtor or its Affiliates relative to the amount of Gain Recognition that would result absent such structuring (any such Implementation Costs, “Non-De Minimis Implementation Costs”). Debtor shall reasonably cooperate with Creditor in identifying such options, including providing Creditor with data and information as reasonably requested for such purposes. Within 15 days following Creditor’s identification of a structuring option that meets the Gain Standard (as defined below), Debtor shall provide a written notice to Creditor (an “Implementation Costs Estimate”), either providing that the Implementation Costs with respect to such structural alternative are de minimis or setting forth the estimated amount of Implementation Costs, the basis of such determination and such other reasonable information and data necessary for Creditor to evaluate and confirm such determination and such estimate. If, within the Structuring Period, Creditor identifies a structuring option with respect to such Managed Amount that (i) at a tax opinion comfort level of at least “more likely than not”, achieves such conversion of all or a portion of such Managed Amount without Gain Recognition (the “Gain Standard”), and (ii) either (x) does not result in Non-De Minimis Implementation Costs or (y) does result in Non-De Minimis Implementation Costs that Creditor agrees in writing to treat as Cost Adjustments following the receipt of an Implementation Costs Estimate (a “Qualifying Structuring Solution”), Debtor shall as promptly as is reasonably practicable (or consistent with the timing prescribed by such Qualifying Structuring Solution) implement such Qualifying Structuring Solution.

If Creditor makes a Structuring Request with respect to a Managed Amount that is a Target Repayment Amount and the Target Repayment Date for such Target Repayment Amount is less than 90 days after the delivery of the Gain Notice, then the Target Repayment Date set forth on Annex D shall be modified to the date that is 90 days after the delivery of the Gain Notice.

If between the date of the identification of a Qualifying Structuring Solution with respect to a Managed Amount and the execution of such Qualifying Structuring Solution, there is either (i) a change in applicable Law or (ii) a change in circumstances of the Debtor or its Affiliates that is outside the control of the Debtor, as a result of which (a) such Qualifying Structuring Solution does not satisfy the Gain Standard or (b) Debtor’s estimate of Implementation Costs increases by a material amount relative to the estimate set forth in the Implementation Costs Estimate, Debtor shall not be required to implement such Qualifying Structuring Solution and shall provide to Creditor a new Gain Notice or Implementation Costs Estimate, as applicable, in respect of such Managed Amount, which in addition to the required information shall identify such change and its impact on the results of the Qualifying Structuring Solution, and the applicable procedures set forth above shall apply, mutatis mutandis. This paragraph and the two paragraphs that precede this paragraph are referred to herein as the “Partner Gain Paragraphs”.

With respect to the Specified Angola Amounts, Debtor agrees that it shall (i) use reasonable best efforts to hire one (1) full-time equivalent employee or (ii) shall hire one (1) third-party consultant identified by Creditor (that is reasonably acceptable to Debtor), in either case, with the sole directive to achieve Dollar denominated remittances for the Specified Angola Amounts in compliance with foreign exchange regulations promulgated from time to time by the Angolan Ministry of Finance or Central Bank (or successor institutions) permitting remittances of Dollars for repatriation outside of Angola by auction or otherwise. Debtor shall use its reasonable best efforts to provide to Creditor documentation sufficient to satisfy the repatriation requirements in accordance with applicable law for all Specified Angola Amounts. Creditor shall reimburse Debtor in cash on a quarterly basis for any reasonable costs or expenses incurred by Debtor for the employment of the full-time equivalent employee or consultant as set forth above.

Debtor may make payment hereunder from any Account or any other available funds regardless of which Account triggered the repayment obligation. Debtor shall provide Creditor a quarterly report detailing any Cash Amounts, Deemed Amounts, accrued interest, Interest Payments, Cost Adjustments, Increased Amounts and Decreased Amounts for each Account for the prior quarter and the remaining principal amount thereof. With respect to each Account, unless otherwise agreed or instructed by Creditor, Debtor shall use its reasonable best efforts to mitigate and reduce the Cost Adjustments and the Additional Cost Adjustments upon any conversion to a Cash Amount (or a Deemed Amount, to the extent applicable).
Promptly following the date hereof, and until such time as all amounts under this Promissory Note have paid or discharged, the Parties shall establish a steering committee (the “Steering Committee”), which shall be comprised of up to four (4) representatives appointed by each Party, with the initial representatives of each Party designated on Annex F. The Steering Committee shall meet monthly (or at such frequency as mutually agreed in writing by the Parties from time to time) in person or telephonically and: (i) oversee the status and accounting of any payments related to the Accounts under this Promissory Note, and (ii) monitor and manage any issues arising from the performance of the Parties under this Promissory Note. Each Party shall have the right to replace its respective representatives on the Steering Committee with representatives of equal or similar seniority upon reasonable written notice to the other Party. The Steering Committee is a vehicle for discussion purposes solely of the matters referred to above; provided, however, that the Parties shall be required to take into account any instruction unanimously agreed by the Steering Committee in relation thereto. Except as expressly set forth in this Promissory Note, the Steering Committee shall have no legal powers or obligations, and under no circumstances shall the Steering Committee be entitled to agree to variations or changes to this Promissory Note. This paragraph is referred to herein as the “Steering Committee Paragraph”.
Debtor agrees that it shall use its reasonable best efforts to, or to cause its Affiliates to, liquidate, dissolve or wind-up, as appropriate and in a manner determined by Debtor, GE Oil & Gas International S.à.r.l, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, in accordance with applicable law (the “Transaction Structuring”) on or prior to September 30, 2019 (or, if the Transaction Structuring is not complete by September 30, 2019, then as promptly as practicable thereafter).
Debtor shall maintain the Accounts and shall accurately record any amounts that are or become Cash Amounts, Deemed Amounts or any other amounts payable pursuant to this Promissory Note, including the Target Repayment Amounts and the Discounted Note Amounts.
DEFINED TERMS
Unless otherwise defined in this Promissory Note, for purposes of this Promissory Note, capitalized terms used herein have the following meanings (unless a capitalized term is used herein without definition, in which case such capitalized term shall have the meaning assigned to such term in the Merger Agreement):
“Account” means each and any account listed on Annex A related to a USD Note Amount, Annex B related to an FX Note Amount, Annex C related to any Discounted Note Amount, Annex D related to any Target Repayment Amount, Annex E related to a Specified Angola Amount, any successor account to any such account, or such other accounts as agreed between Debtor and Creditor.
“Additional Cost Adjustment” means, with respect to a Managed Amount (i) for which no Structuring Request is made, (ii) for which a Structuring Request is made but for which no Qualifying Structuring Solution is identified during the Structuring Period or (iii) in the case of an assignment of the Promissory Note (or portion thereof) as a result of which the Partnership Gain Paragraph (other than the first two sentences thereof) ceased to be of further force and effect, an amount equal to the product of (x) the amount of the Gain Recognition with respect to such Managed Amount that results in Taxes payable by the Partners (calculated on a “with and without basis”) and (y) the Gain Recognition Tax Rate corresponding to the legal entity that owns such Managed Amount as set forth on Annex H. For the avoidance of doubt, the Additional Cost Adjustment shall be equal to zero for any (i) Deemed Amount, (ii) Cash Amount that has not been identified as a Managed Amount pursuant to a Gain Notice delivered to Creditor within the time period required hereunder, (iii) USD Note Amount or FX Note Amount owned by an entity other than an entity listed on Annex H, and (iv) Managed Amount with respect to which (x) there was a Structuring Request, and (y) Debtor failed to implement a Qualifying Structuring Solution.
“Affiliate” means any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Person by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Promissory Note, Creditor shall not be deemed to be an Affiliate of Baker Hughes, a GE Company or any of its Subsidiaries (including Debtor or any of its Subsidiaries) and neither Baker Hughes, a GE Company or any of its Subsidiaries (including Debtor and any of its Subsidiaries) shall be deemed to be an Affiliate of Creditor or any of Creditor’s Subsidiaries.
“Applicable Currency” means, with respect to any Account, the currency in which amounts in such Account are denominated.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in New York, New York are legally authorized to be closed.
“Cash Amounts” means any cash (or any portion of any cash) in an Account related to a USD Note Amount or an FX Note Amount that is paid, transferred or distributed to Debtor or any of its Affiliates that are organized in any state of the United States.
“Cost Adjustment” means an amount equal to (i) with respect to any Cash Amount, any Taxes payable or previously paid by Debtor or any of its Subsidiaries (calculated on a “with and without” basis) in respect of such Cash Amount in connection with the payments hereunder (other than any Taxes resulting from the application of Section 965 of the Code), plus (ii) with respect to any Cash Amount, any repatriation, administrative or similar costs actually incurred by Debtor in converting the related cash to a Cash Amount, plus (iii) with respect to any Cash Amount or Deemed Amount, an amount equal to the Transition Tax Allocation for the related Account, multiplied by a fraction equal to (x) such Cash Amount or Deemed Amount actually repaid to Creditor over (y) the aggregate principal amount of the related Account as of the date hereof; provided that the aggregate amount calculated pursuant to the foregoing clause (iii) for any Account shall not exceed the transition Tax allocation for such Account as set forth in Annex A or Annex B, as applicable, plus (iv) with respect to any Cash Amount or Deemed Amount, any bank or dealer costs, other similar costs or other transaction costs actually incurred by Debtor or any of its Affiliates in connection with any Investment Transaction or Hedging Transaction, plus (v) with respect to any Cash Amount or portion thereof that is also a Managed Amount, the Additional Cost Adjustment, if any, attributable to such Cash Amount, plus (vi) where a Qualifying Structuring Solution is implemented, any Non-De Minimis Implementation Costs but only to the extent consistent with the Implementation Costs Estimate. The calculation of an adjustment pursuant to any clause in the prior sentence shall be without duplication of the same amount in the calculation of an adjustment pursuant to any other clause. For the avoidance of doubt, with respect to each Discounted Note Amount, the Cost Adjustment shall be equal to zero.
“Currency Conversion Method” means the determination of the Dollar equivalent of the Applicable Currency using the rate of exchange at which, in accordance with normal banking procedures, Debtor could purchase Dollars via its preferred banks with Applicable Currency with value on the applicable Repayment Date and in an amount equal to the aggregate amount of such amount being repaid.
“Decreased Amounts” means any losses or other deductions in respect of an Account arising from Investment Transactions or Hedging Transactions.
“Deemed Amount” means any cash (or any portion of any cash) in an Account that is a USD Note Amount or an FX Note Amount and is utilized in the business of Debtor or any of its Subsidiaries (for the avoidance of doubt, investing in the business of Debtor or any of its Subsidiaries shall include, among other things, the making of any equity or similar investment, any capital reduction or share buyback, any dividend or distribution, in each case other than any such transactions solely for the conversion of any amounts in an Account to a Cash Amount).
“Dollars” or “$” or “USD” means the lawful currency of the United States of America.
“Eligible Assignee” means (a) any Affiliate of General Electric Company and (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D under the Securities Act of 1933); provided that in any event, “Eligible Assignee” shall not include (i) any natural person or any investment vehicle established primarily for the benefit of a natural person that is not an “accredited investor” (as defined in Regulation D under the Securities Act of 1933), (ii) any entity set forth on Annex G and (iii) any non-U.S. person for U.S. federal income tax purposes.

“Increased Amounts” means any amounts accruing in respect of an Account arising from Investment Transactions or Hedging Transactions.
“Interest Rate” means, for any interest period, Dollar-based 3-month LIBOR for such period plus 12 basis points.
“Implementation Cost” means, with respect to any Managed Amount, the out of pocket costs and expenses, and the present value of the net Taxes, that (x) have been or will be incurred by Debtor and its Affiliates (taken as a whole) solely as a result of implementing the Qualifying Structuring Solution and that cannot be avoided through reasonable best efforts by Debtor or its Affiliates and (y) Debtor is able to identify with reasonable certainty and precision, over any amount that (A) would otherwise have been incurred by Debtor and its Affiliates had the Qualifying Structuring Solution not been implemented and (B) is not otherwise a Cost Adjustment; provided, however, none of the following shall be treated, either alone or in combination, as, or contributing to, or resulting in, an Implementation Cost: (i) any amount included in the Cost Adjustment or (ii) the use, deferral, reduction or impairment of any tax basis or Tax Attribute.
“Merger Agreement” means the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company (“GE”), Baker Hughes Incorporated (“BHI”), Bear Newco, Inc. (“Newco”), and Bear MergerSub, Inc. (“Merger Sub”), as amended by that certain Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, Newco, Merger Sub, BHI Newco, Inc., and Bear MergerSub 2, Inc. (as the same may be further amended from time to time).
“Partners” means any entities that (directly or indirectly) own equity interests in the Debtor, other than Creditor or any Affiliate of Creditor.
“Pending Managed Amount” means (i) a Managed Amount with respect to which there has been a Structuring Request that results in the relevant Target Repayment Date or Repayment Date to be a date after December 31, 2020 and (ii) any other USD Note Amount or FX Note Amount (other than the Specified Angola Amount) that Creditor and Debtor have agreed will be repaid after December 31, 2020.
“Repayment Date” means, (i) with respect to any Cash Amount or any Deemed Amount, unless otherwise agreed between Creditor and Debtor in writing, thirty (30) days following the end of the quarter in which the related cash in the applicable Account becomes a Cash Amount or Deemed Amount and (ii) with respect to any Unrestricted Cash, seven (7) Business Days from the date of Creditor’s written request for payment (it being understood that any such Unrestricted Cash shall be converted to a Cash Amount prior to repayment).
“Restricted Cash” means cash and cash equivalents of Debtor and its Subsidiaries (denominated in the underlying currency) that (i) cannot be released, transferred or otherwise converted into a Western economic market currency due to lack of market liquidity, capital controls or similar monetary or exchange limitations by a Governmental Entity limiting the flow of capital out of the jurisdiction in which such cash or cash equivalents are situated and (ii) cannot reasonably be used in its business operations by Debtor or its Subsidiaries in the jurisdiction in which such cash or cash equivalents are situated.
“Specified Algeria Amount” means the amount set forth in Annex C with respect to the corresponding Account set forth in Annex C that is identified in Annex C as the “Specified Algeria Amount”.
“Specified Angola Amount” means any amount set forth in Annex E with respect to the corresponding Account set forth in Annex E.
“Specified India Amount” means any USD Note Amounts or FX Note Amounts in Accounts owned by GE Oil & Gas India Private Limited.
“Specified Poland Amount” means any USD Note Amounts or FX Note Amounts in Accounts located in Poland (and such other jurisdictions mutually agreed between Creditor and Debtor in writing) in connection with certain employee transfers from Affiliates of Creditor to Affiliates of Debtor pursuant to the Agreement on the Sale of an Organized Part of Enterprise, dated as of July 1, 2019, by and between General Electric Company Polska Sp. z.o.o, a private company incorporated and registered in Poland, and BH Poland Spółka z Ograniczoną Odpowiedzialnością, a private company incorporated and registered in Poland.
“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or alternative minimum tax credit, or any other Tax item that could reduce a Tax.
“Transition Tax Allocation” means (i) with respect to any Account related to a USD Note Amount, the transition Tax allocation set forth in Annex A with respect to such Account and (ii) with respect to any Account related to an FX Note Amount, the transition Tax allocation set forth in Annex B with respect to such Account.
“Unrestricted Cash” means cash and cash equivalents other than Restricted Cash.

MISCELLANEOUS
This Promissory Note (including the Annexes hereto) constitutes the entire agreement between the Parties and supersedes the Original Promissory Note and the First A&R Promissory Note.
The non-exercise by Creditor of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. Whenever in this Promissory Note reference is made to Creditor or Debtor, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns and this Promissory Note shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, neither Debtor nor Creditor, respectively, shall be permitted to assign or otherwise transfer, directly or indirectly, any of its rights, obligations or interests in this Promissory Note without the prior written consent of Creditor or Debtor, respectively; provided that (i) Creditor shall be permitted to assign or otherwise transfer, directly or indirectly, any of its rights, obligations or interests in this Promissory Note to any Eligible Assignee that is an Affiliate of General Electric Company (and up to five Eligible Assignees that are not Affiliates of General Electric Company) upon written notice to Debtor and (ii) in the event that as of December 31, 2020, less than seventy-five percent (75%) of the aggregate USD Note Amount, FX Note Amount and Discounted Note Amount have been repaid by Debtor to Creditor (as such percentage is calculated without regard to any Pending Managed Amounts and the Specified Angola Amounts), all the foregoing restrictions on the Creditor’s ability to assign or otherwise transfer shall be null and void and Creditor shall thereafter be permitted to assign or otherwise transfer, directly or indirectly, (by operation of Law or otherwise) to any Person, any of its rights, obligations or interests in this Promissory Note without the prior written consent of Debtor; provided further that, upon an assignment by Creditor to any non-Affiliate of General Electric Company (x) pursuant to the foregoing clause (i), the Reclassification Paragraph, the Partner Gain Paragraphs (other than the first two sentences thereof) and the Steering Committee Paragraph shall automatically cease to be of any force or effect and (y) pursuant to the foregoing clause (ii), the Steering Committee Paragraph shall automatically cease to be of any force or effect (and any delegation of rights and duties to the Steering Committee in the Partner Gain Paragraphs shall be exercised by mutual agreement of Creditor and Debtor). Any assignment or direct or indirect transfer of any rights, obligations or interests in this Promissory Note other than in accordance with the foregoing sentence shall automatically be deemed to be null and void and of no force or effect.
Debtor shall be entitled to deduct or withhold any amounts required to be deducted or withheld under applicable law, and such amounts deducted or withheld and paid over to the applicable governmental authority shall be treated as having been paid to the Person in which such deduction or withholding was made.
This Promissory Note shall be construed in accordance with and governed by the laws of the State of New York.
Creditor may exercise any and all rights and remedies available to it at law or equity in the event of any breach of this Promissory Note by.

CREDITOR AND DEBTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PROMISSORY NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF CREDITOR OR DEBTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CREDITOR AND DEBTOR TO ENTER INTO THIS PROMISSORY NOTE.
Each of Creditor and Debtor irrevocably and unconditionally submits, for itself and its respective property and Affiliates, to the exclusive jurisdiction of the courts of the State of New York in the borough of Manhattan and of the United States of America in and for the Southern District of New York, in any legal action or proceeding arising out of this Promissory Note. By execution and delivery of this Promissory Note, Debtor accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court that such action or proceeding was brought in an inconvenient court, agrees not to plead or claim the same and waives the right to any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise. Each of Creditor and Debtor hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Promissory Note brought before the foregoing courts on the basis of forum non-conveniens.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the Parties has executed or has caused its respective duly authorized signatory to execute this Promissory Note by as of the date indicated as set forth above.
BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley Name: Lee Whitley Title: Corporate Secretary
GE OIL & GAS U.S. HOLDINGS IV

By:	/s/ Victoria Vron Name: Victoria Vron Title: Vice President

[Signature Page to Second Amendment and Restatement of Promissory Note]